Exhibit 10.1

ROYALTY AND STOCK PURCHASE AGREEMENT

This Agreement, entered into as of September 5, 2012, by and between Borinquen Container Corporation, a Puerto Rico corporation (“BQN”), and Tetra House Pte Ltd., a Singapore corporation (“TH”) and SecureAlert, Inc., a Utah corporation (the “SA”), witnesseth:

WHEREAS, SA is in the business of marketing, leasing and monitoring electronic security devices (the “Devices”);

WHEREAS, pursuant to a certain Royalty Agreement dated as of July 1, 2011 the Buyer granted BQN the right to receive twenty percent (20%) of Net Revenues derived within the Territory (the “Royalty”); (all capitalized terms used in this Agreement shall have the same definition as in the July 1, 2011 Royalty Agreement, as amended), and

WHEREAS, the parties have agreed on the terms and conditions for the purchase by SA from BQN of the Royalty, and

WHEREAS, BQN desires to sell all of the shares (Common Stock and Preferred Shares) of SA that BQN currently owns (the “Shares”);

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the parties agree as follows:

1.   Sale of the Royalty.  BQN agrees to sell, and SA agrees to purchase, the Royalty under the terms and conditions herein set forth.

2.   Sale of the Shares.  BQN agrees to sell, and TH agrees to purchase, the Shares under the terms and conditions herein set forth.

3.           Purchase Price of the Royalty.  The total Purchase Price of the Royalty and the Shares shall be Thirteen Million One Hundred Thousand Dollars ($13,100,000).  The portion of the Purchase Price attributable to the Shares shall be determined by the Parties in a separate agreement at a price per share that shall not exceed Two and one-half cents ($0.025) per share (the “Purchase Price”).  The Purchase Price shall be paid as follows:

(a)          Six Million Dollars ($6,000,000) shall be paid to BQN by SA on or before September 17, 2012 by wire transfer to a bank account to be provided by BQN to SA in writing.

(b)         Seven Million One Hundred Thousand Dollars ($7,100,000) shall by paid to BQN by SA and TH on or before November 16, 2012 by wire transfer to a bank account to be provided by BQN to SA and TH in writing.

4.   Transfer of Royalty and Shares.  The Royalty shall cease as of September 15, 2012.  The Shares shall be transferred by BQN to TH on November 16, 2012, provided that BQN is paid Seven Million One Hundred Thousand Dollars ($7,100,000) by that date.

5.           Default.  The following shall constitute defaults hereunder:  (a) Failure to pay any of the payments herein by the due dates set forth in paragraph 3 above shall constitute a default by SA and TH and BQN shall retain both the Royalty and the Shares;  (b)  Failure of SA and/or TH to timely pay the Seven Million One Hundred Thousand Dollars ($7,100,000) shall constitute a default hereunder and BQN shall retain its Shares, and BQN shall be entitled to recover any unpaid amount less an amount equal the value of the Shares, calculated as determined in paragraph 3 above.  Nothing herein shall constitute a waiver of BQN’s rights and remedies at law or in equity.

6.           Previously earned royalties and other amounts owed. SA acknowledges that it owes BQN the amount of $165,915 for royalties earned up to June 30, 2012 and rent for office space in Puerto Rico in the amount of $9,998.86. SA shall pay these amounts within thirty (30) days of the date hereof.

7.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of Puerto Rico without respect to the provisions regarding choice of law that may result in the application of the substantive laws of another jurisdiction.  Any dispute arising under this Agreement shall be resolved in the courts of Puerto Rico.

8.           Miscellaneous:

(a) Severability.  In the event that in any legal proceeding it is determined that any of the sections of this Agreement or any subsection, provision, or part thereof is severed from this Agreement for the purposes only of particular legal proceedings in question, and this Agreement, and the said section, subsection, provision or part thereof, shall in every other respect continue in full force and effect.

(b) Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(c) Amendment.  No amendment, supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the party to be charged therewith.  No waiver of any provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d) Counterparts.  This Agreement may be executed by facsimile or electronically (e-mail) and in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e) Waiver of Claims.  The Parties hereto agree to waive and release any claims against the other parties hereto, other than for a breach of this Agreement.

IN WITNESS HERETO the Parties have executed this Agreement as of the date first above written:

[Signatures on following Page]

SECURE ALERT, INC.	BORINQUEN CONTAINER CORPORATION
By: /s/ John L. Hasting III	By: /s/ Hector L. Gonzalez
John L. Hasting III President and CEO	Hector L. Gonzalez Chairman of the Board

TETRA HOUSE PTE LTD
By: /s/ Guy Dubois
Guy Dubois Director